Exhibit 99.1

Investor Contact: Sunesis Pharmaceuticals, Inc. Eric Bjerkholt 650-266-3717	Media Contact: Sunesis Pharmaceuticals, Inc. Dan Weinseimer 650-266-3739

Sunesis Reports Financial Results for the First Quarter 2009

SOUTH SAN FRANCISCO, Calif (May 6, 2009) – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the first quarter ended March 31, 2009.

Total revenue for the first quarter of 2009 was $0.2 million, with a net loss of $8.4 million, including $1.9 million of restructuring charges. As of March 31, 2009, cash, cash equivalents and marketable securities totaled $4.3 million, with no debt outstanding.

“In the first quarter of this year, we continued to make significant progress moving voreloxin forward in the clinic,” said Daniel Swisher, Chief Executive Officer of Sunesis.  “This progress, combined with the recent tranched financing of up to $43.5 million, positions us well to realize the potential for voreloxin to be an important new anticancer agent for treating hematologic and solid tumors."

Recent Highlights

•
In April, Sunesis announced the execution of a securities purchase agreement with accredited investors, including certain members of management, providing for a private placement, subject to the satisfaction of conditions, of up to $43.5 million in a tranched financing, including two tranches of units consisting of convertible preferred stock and common stock warrants, and a tranche of common stock. The first tranche for $10.0 million of units closed on April 3 resulting in net proceeds of approximately $8.8 million. The remainder may be issued by Sunesis, subject to approval by Sunesis’ stockholders, upon the satisfaction of a certain clinical milestone and Sunesis’ common stock trading above a specified floor price or upon approval by a majority of the investors in the private placement, among other conditions.

•
In April, Sunesis presented data on voreloxin at the American Association for Cancer Research (AACR) Annual Meeting in Denver, Colorado. Results from nonclinical translational research studies identified potent voreloxin activity in breast cancer biopsies from both ductal and metastatic tumors. Activity compared favorably with compounds currently in clinical use for the treatment of breast cancer, including cisplatin and topoisomerase II inhibitors doxorubicin and etoposide. Data also established an enhanced sensitivity to voreloxin in BRCA2 mutant cell lines, indicating that BRCA mutant tumors may be particularly sensitive to voreloxin. These data complement previous reports of potent voreloxin activity in biopsies from triple-negative breast cancers (AACR 2008) and support a rationale for potential future investigation of voreloxin’s clinical activity in breast cancer patients.

•
In March, all three of the Company’s voreloxin abstracts submitted for consideration at the 45th American Society of Clinical Oncology (ASCO) Annual Meeting to be held in Orlando, Florida were accepted. Each abstract represents one of the ongoing clinical trials of voreloxin: single-agent voreloxin in newly diagnosed elderly acute myeloid leukemia (AML), voreloxin in combination with cytarabine in relapsed/refractory AML and single-agent voreloxin in women with platinum-resistant ovarian cancer. In lieu of a conference call today, Sunesis management will host a conference call during the ASCO Annual Meeting to discuss the voreloxin clinical data to be presented at that meeting. Below are the details of the voreloxin presentations and the conference call information will be provided via press release several days prior to the ASCO Annual Meeting, which begins May 29.

Saturday May 30, 8:00AM to 12:00PM (poster presentation)
Abstract #7048
Title: “A phase II study of voreloxin as single agent therapy for elderly patients (pts) with newly diagnosed acute myeloid leukemia (AML).”
Location: Level 2, West Hall C
Board #M2

Sunday May 31, 2:00PM to 6:00PM (poster presentation)
Abstract #5559
Title: “A phase II trial of voreloxin in women with platinum-resistant ovarian cancer.”
Location: Level 2, West Hall C
Board #M18

Monday June 1, 10:30AM (oral presentation)
Abstract #7005
Title: “Phase Ib/II pharmacokinetic/pharmacodynamic (PK/PD) study of combination voreloxin and cytarabine in relapsed or refractory AML patients.”
Location: Level 2, West Hall F1

•
In March, Sunesis sold to SARcode Corporation all of its interest in patents and know-how related to the LFA-1 inhibitors program previously licensed to SARcode for a total cash consideration of $2 million that will be recorded as revenue in the second quarter of 2009. Sunesis continues to hold a series of secured convertible notes issued by SARcode having a total principal value of $1 million.

•
In January, Sunesis entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises for its prior company headquarters. In consideration of the early termination of the existing lease agreement, Sunesis agreed to pay the lessor an aggregate fee of $2.2 million, thus substantially reducing its future financial liabilities.

Financial Highlights

•
Revenues for the three months ended March 31, 2009 decreased to $0.2 million compared to $2.3 million for the same period in 2008. The decrease was primarily due to the conclusion of the research phase of the kinase inhibitor collaboration with Biogen Idec in June 2008.

•
Research and development expense decreased by $4.4 million, or 51 percent, to $4.3 million for the three months ended March 31, 2009, from $8.7 million for the same period in 2008. This decrease was primarily due to the termination of substantially all discovery research activities in June 2008.

•
General and administrative expense for the first quarter of 2009 was $2.4 million compared to $3.3 million for the same period in 2008. The decrease was primarily due to reduced administrative headcount as a result of our June 2008 restructuring.

•
Restructuring charges of $1.9 million were recorded in the three months ended March 31, 2009, including $1.3 million for lease termination activities and $0.6 million for employee severance and related benefit costs related to a restructuring in March 2009.

•	Sunesis reported a net loss of $8.4 million for the quarter ended March 31, 2009, compared to a reported net loss of $9.6 million for the same period in 2008.

About Voreloxin

Voreloxin is a first-in-class anticancer quinolone derivative, or AQD, a class of compounds that has not been used previously for the treatment of cancer. Voreloxin both intercalates DNA and inhibits topoisomerase II, resulting in replication-dependent, site-selective DNA damage, G2 arrest and apoptosis. Voreloxin is currently being evaluated in a Phase 2 clinical trial (known as the REVEAL-1 trial) in previously untreated elderly AML patients and in a Phase 1b/2 clinical trial combining voreloxin with cytarabine for the treatment of patients with relapsed/refractory AML, as well as in an ongoing Phase 2 single-agent trial in platinum-resistant ovarian cancer.

About Acute Myeloid Leukemia

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The Leukemia and Lymphoma Society estimates that over 13,000 new cases of AML were diagnosed and approximately 9,000 deaths from AML occurred in the U.S. during 2007. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. A majority of elderly patients are not considered candidates for standard induction therapy or decline therapy, resulting in an acute need for new treatment options.

About Ovarian Cancer

In the United States, ovarian cancer remains the leading cause of death from gynecologic malignancies and is the fifth leading cause of cancer death overall in women behind lung, breast, colorectal and pancreatic cancers. According to the American Cancer Society, in 2008 there were an estimated 21,650 new cases and more than 15,000 deaths from ovarian cancer in the U.S. alone. Following frontline treatment, recurrence rates among ovarian cancer patients are high. Treatment options remain limited following relapse, and overall long-term survival has not changed significantly over the past 40 years, with five-year survival rates at less than 30 percent.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, voreloxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including without limitation statements related to the potential safety and efficacy and commercial potential of voreloxin, the completion of the tranched financing, the activity of voreloxin in nonclinical studies, planned additional clinical testing and development efforts, the timing of clinical trial enrollment and the anticipated announcement of clinical results. Words such as “continued," "significant," “progress,”  “potential,” “ activity,” established,” “enhanced,” “realize” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Sunesis' need for additional funding, the risk that Sunesis' drug development activities could be halted significantly or delayed for various reasons, the risk that Sunesis' clinical trials for voreloxin may not demonstrate safety or efficacy or lead to regulatory approval, the risk that preliminary data and trends may not be predictive of future data or results, the risk that Sunesis' nonclinical studies and clinical trials may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis' clinical trials, including the pace of enrollment, risks related to the manufacturing of voreloxin and the risk that Sunesis' proprietary rights may not adequately protect voreloxin. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Annual Report on Form 10-K/A for the year ended December 31, 2008, its quarterly report on Form 10-Q for the quarter ended March 31, 2009 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
ASSETS	(unaudited)	(Note 1)
Current assets:
Cash and cash equivalents	$4,280,363	$6,296,942
Marketable securities	—	4,321,844
Prepaids and other current assets	763,074	934,429
Total current assets	5,043,437	11,553,215
Property and equipment, net	501,751	612,241
Assets held-for-sale	50,427	470,547
Deposits and other assets	96,824	147,826
Total assets	$5,692,439	$12,783,829

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$1,994,735	$2,150,980
Accrued clinical expense	1,794,154	1,865,773
Accrued compensation	845,649	537,215
Accrued restructuring charges	621,149	191,170
Current portion of deferred rent	—	1,409,513
Current portion of deferred revenue	1,814,583	27,083
Total current liabilities	7,070,270	6,181,734
Non current portion of deferred rent	116,339	110,919
Commitments
Stockholders' (deficit) equity:
Preferred stock	—	—
Common stock	3,441	3,441
Additional paid-in capital	323,057,535	322,671,604
Accumulated other comprehensive income	—	7,841
Accumulated deficit	(324,555,146)	(316,191,710)
Total stockholders' (deficit) equity	(1,494,170)	6,491,176
Total liabilities and stockholders' (deficit) equity	$5,692,439	$12,783,829

Note 1: The condensed consolidated balance sheet as of December 31, 2008 has been derived from the audited financial statements at that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

SUNESIS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended
	March 31,
	2009	2008
	(unaudited)
Revenue:
Collaboration revenue	$12,500	$537,500
Collaboration revenue from related party	—	1,765,683
License and other revenue	211,547	—
Total revenues	224,047	2,303,183

Operating expenses:
Research and development	4,264,152	8,742,895
General and administrative	2,355,012	3,266,129
Restructuring charges	1,862,861	320,774
Total operating expenses	8,482,025	12,329,798

Loss from operations	(8,257,978)	(10,026,615)

Interest income	12,812	460,412
Interest expense	(612)	(59,373)
Other income (expense), net	(117,658)	671
Net loss	$(8,363,436)	$(9,624,905)

Basic and diluted loss per share	$(0.24)	$(0.28)

Shares used in computing basic and diluted loss per share	34,409,768	34,364,896